SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2004

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events

Dodge Conversion Event. On January 20, 2004, we announced that Steven B. Dodge, our former Chief Executive Officer and Chairman, had notified the Company that he intended to convert all of the shares of our Class B common stock held by him and his affiliates into shares of Class A common stock on a one-for-one basis in connection with his retirement from our Board of Directors. Mr. Dodge retired from our Board of Directors on February 13, 2004, and he has elected to effect this conversion. Shares of Class B common stock are entitled to ten votes per share and shares of Class A common stock are entitled to one vote per share. Pursuant to the terms of our Restated Certificate of Incorporation (“Charter”), Mr. Dodge’s election has triggered the Dodge Conversion Event (as defined in our Charter). Accordingly, upon completion of this conversion, all outstanding shares of Class B common stock automatically will be converted into shares of Class A common stock on a one-for-one basis and the Company will no longer have any shares of Class B common stock outstanding. Our Charter prohibits any future issuances of Class B common stock. As of December 31, 2003, approximately 212.1 million shares of Class A common stock and 7.0 million shares of Class B common stock were outstanding (of the outstanding Class B common stock, Mr. Dodge and certain related parties held approximately 5.7 million shares). Giving effect to the conversion, as of December 31, 2003, the Company would have outstanding approximately 219.1 million shares of Class A common stock and Mr. Dodge and his affiliates would control less than 5% of the voting power represented thereby.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION
(Registrant)

Date: February 23, 2004	By: /s/ BRADLEY E. SINGER
Bradley E. Singer
Chief Financial Officer and Treasurer